Exhibit 10.1

April 1, 2015

The Coca-Cola Company, through its

       Coca-Cola North America Division

PO Box 1734

Atlanta, GA 30301

Attn: Mr. Louis Martin, Senior Vice President System Evolution

Dear Louis:

We refer you to the Agreement entered into on December 17, 2014 (the “Agreement”) between Coca-Cola Bottling Co. Consolidated (“Bottler”) and The Coca-Cola Company through its Coca-Cola North America Division (“TCCC”) regarding certain payments to be made by Bottler to TCCC for consent to Bottler’s distribution of Products of Monster Energy Corporation (“MEC”). Capitalized terms not defined herein shall have the definitions ascribed in the Agreement. Notwithstanding any term in the Agreement to the contrary, TCCC and Bottler agree that Bottler shall not be obligated to make the upfront payment described in paragraph A. of the section of the Agreement titled “Bottler Payment to Company for Distribution Rights” until the later of (i) the Commencement Date or (ii) June 30, 2015 to allow for reconciliation of the number of SPCs sold in the Additional Territory for the twelve (12) months preceding the Commencement Date to enable determination of the upfront payment.

Except as modified by the terms of this letter, all terms and conditions in the Agreement remain in full force and effect. Please acknowledge TCCC’s agreement with the terms of this letter by signing below in the space provided.

Sincerely,

/s/ Umesh Kasbekar
Umesh Kasbekar, SVP, Planning & Administration
Coca-Cola Bottling Co. Consolidated

Agreed and Acknowledged:

/s/ Louis Martin
Louis Martin, Senior Vice President System Evolution
The Coca-Cola Company, by and through
Its Coca-Cola North America Division

4100 Coca-Cola Plaza, Charlotte, North Carolina 28211-3481          (704) 557-4400          P.O. Box 31487, Charlotte, North Carolina 28231-1487

www.cokeconsolidated.com